Exhibit 10.3

Security Research Associates, Inc.

November 23, 2009

Brian Ross
CEO
Accelerize New Media, Inc.
12121 Wilshire Blvd.,  Suite 322
Los Angeles, CA 90025

Dear Mr. Ross:

           We are pleased to confirm the terms under which Security Research Associates, Inc. (“SRA”) is engaged by Accelerize New Media, Inc. (OTCBB: ACLZ.OB) (the “Company”) as non-exclusive placement agent on a “best-efforts” basis in connection with a proposed private placement of securities to be issued by the Company in accordance with the proposed terms set forth in the Term Sheet attached hereto as Annex A (the “Financing”).  Unless otherwise terminated in accordance with the terms of this Agreement, the term of this letter agreement (“Agreement”) shall commence on the date first written above and extend through February 28, 2010.  In the event a placement occurs in which the Company accepts funds from sources other than SRA, the Company agrees to allocate a minimum of one million dollars ($1,000,000) to the said SRA Investors to participate in the financing.

           During the term of this Agreement, and upon your written request, we will provide you with assistance in connection with the Financing, which may include performing valuation analyses and assisting you in negotiating the financial aspects of the transaction.  During the term of this Agreement, we will also identify and contact potential investors and review the Term Sheet, the Subscription Agreement and Investor Questionnaire, the Common Stock Purchase Warrant and other documents related to the Financing, which are prepared by the Company.

In the event the Financing is consummated, the Company agrees to pay to SRA a transaction fee (the “Transaction Fee”) consisting of (i) eight percent (8%) of the gross proceeds from the Financing received by the Company from investors initially introduced to the Company by SRA (the “SRA Investors”), and (ii) five (5) year warrants to acquire a number of shares of the Company’s Common Stock equal to eight percent (8%) of the gross proceeds from the Financing received by the Company from SRA Investors, divided by the effective price per share of the Company's Common Stock (on an as-if converted basis in the event of a convertible security) (the “SRA Warrants”).

Upon execution of this agreement, the Company will pay to SRA a non-refundable upfront retainer of $5,000, which will be applied against any future Transaction Fee.

If the Company, in lieu of or in addition to a Financing, enters into a transaction, during the term of this Agreement or within twelve (12) months of the termination of this Agreement, pursuant to which the Company sells or licenses to SRA Investors any of the Company’s divisions, business segments or material assets, (“Asset Sale”) the Company will, pay to SRA an Asset Sale Fee equal to three percent (3.0%) of the value attributable to the deal as reasonably determined using traditional methods of valuation (the “Acquisition Price”). The Asset Sale Fee shall be paid upon consummation of the Asset Sale.

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 1 of 8

Security Research Associates, Inc.

If the Company, due to a change of control (merger or buy out of more than fifty percent (50%) of the total issued and outstanding shares of the Company on an as-converted basis), elects not to consummate any transaction with SRA Investors during the term of this agreement, the Company shall pay a total amount of twenty thousand dollars ($20,000) as break up fee to SRA upon consummation of the change of control transaction.

The SRA Warrants issued by the Company pursuant to this Agreement will have an exercise price which will be the same as the price of such warrants issued to the SRA Investors in the Financing or, if the SRA Investors receive a convertible security, the lowest common stock conversion price of such security.  If SRA Investors do not receive warrants or a convertible security, the exercise price of the SRA Warrants shall be the fair market value of one share of the Company’s common stock on the day the transaction causing the SRA Warrants to be issued is consummated. SRA Warrants issued pursuant to this Agreement shall have piggyback registration rights, will include customary adjustments in the event of stock dividends and/or stock splits, reclassifications, reorganizations and/or business combinations involving the Company, will have a “cashless exercise” provision and, in the event SRA Investors receive warrants, will contain such additional rights as are contained in the warrants issued to the SRA Investors.

The Company agrees to provide all information and documents reasonably required to permit the SRA Investors to make an informed investment decision with respect to an investment in the Company. Such information and documents shall be provided at the cost of the Company.

The Company also agrees to reimburse SRA periodically, upon request, or upon termination of our services pursuant to this Agreement, for our expenses incurred in connection with our financial advisory services and the Financing, including fees and expenses of legal counsel, travel expenses and printing. All such non-accountable fees and expenses shall not exceed a combined aggregate amount of ten thousand dollars ($10,000).  SRA must obtain written approval from Company for any individual non-accountable fees or expenses exceeding $2000 in one or a series of transactions or expenses.

Please note that any written or oral opinion or advice provided by SRA in connection with our engagement is exclusively for the information of the Board of Directors and senior management of the Company, and may not be disclosed to any third party (other than the Company’s legal, accounting or other advisors, who shall have been instructed with respect to the confidentiality of such advice) or circulated or referred to publicly without our prior written consent, except as to the extent required by law, judicial or administrative process or regulatory demand.

Each of the Company or SRA shall be entitled to terminate this Agreement for any reason upon a thirty (30) days prior written notice to the other party at the address set forth for such party on the signature page hereof.  In the event of the termination of this Agreement, SRA shall be entitled to be paid its expenses subject to the terms and up to the maximum amount described above.  The confidentiality provisions of this Agreement shall be unaffected by the termination of this Agreement.  The Company shall not be obligated to reimburse any expenses incurred by SRA or its advisors with respect to activities undertaken after notification of termination is given.  In the event this Agreement is terminated and prior to the expiration of twelve (12) months from the date of such termination, an agreement is entered into by the Company with respect to any transaction contemplated by this Agreement with investors initially introduced to the Company by SRA (the “Introduced Parties”), SRA will be entitled to the Transaction Fee set forth above.  Upon the termination or expiration of this Agreement, SRA shall provide the Company with a list of Introduced Parties with respect to the Financing.

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 2 of 8

Security Research Associates, Inc.

           SRA is an independent contractor and placement agent of the Company. SRA will not have any right or authority to bind the Company or otherwise create any obligations of any kind on behalf of the Company and will make no representation to any third party to the contrary.

The Company and SRA each agree to keep confidential and not disclose to any third party any confidential information of the other party, and to use such confidential information only in connection with the engagement hereunder; provided, however, the foregoing will not prohibit disclosures (i) to the parties’ employees, agents, representatives, and others to the extent necessary to enable the Company or SRA to perform its responsibilities under this Agreement, (ii) to the extent required by law, judicial or administrative process or regulatory demand, or (iii) with respect to matters which become public other than by the actions of the disclosing party hereunder. The confidentiality provisions of this Agreement shall survive the termination of this Agreement for a period of five (5) years.

           Each of the Company and SRA hereby agrees, warrants and represents to conduct the Financing in a manner intended to qualify for the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Act”), provided by Section 4(2) of the Act.  Each of the Company and SRA hereby agrees, warrants and represents to limit offers to sell, and solicitations of offers to buy, securities of the Company in connection with the Financing to persons reasonably believed by it to be “qualified institutional buyers” as such term is defined in Rule 144A under the Act and “accredited investors” as such term is defined in Rule 501(a) of Regulation D promulgated under the Act.  SRA represents and warrants that it is a registered broker/dealer and understands that the availability of a securities law exemption for the Financing may depend on such status.  Accordingly, SRA hereby indemnifies and holds harmless the Company and its affiliates, controlling persons, directors, officers, representatives and agents against any and all losses, claims, damages or liabilities (including, without limitation, reasonable attorneys fees and expenses) to which the Company and such persons may become subject arising out of or in connection with SRA’s failure to be so registered or any breach of warranties or representations made by SRA in this Agreement.

           Each of the Company and SRA hereby agrees warrants and represents that any offers made in connection with the Financing will be made only to prospective purchasers on an individual basis and that no form of general solicitation or general advertising (within the meaning of Rule 502 under the Act) will be used in connection with the Financing.  Each of the Company and SRA hereby agrees, warrants and represents to conduct the Financing in a manner intended to comply with the registration or qualification requirements, or available exemptions there from, under applicable state “blue sky” laws and applicable securities laws of other jurisdictions.

           The Company may decline to consummate the Financing with any prospective purchaser introduced by SRA or otherwise, in the Company’s sole and absolute discretion.

The Company agrees to:

(a)
Indemnify and hold SRA harmless against any and all losses, claims, damages or liabilities to which SRA may become subject arising out of or in connection with any breach of any warranties or representations made by the Company pursuant to this Agreement, unless such losses, claims, damages or liabilities are finally judicially determined to have resulted directly from the gross negligence or willful misconduct of SRA; and

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 3 of 8

Security Research Associates, Inc.

(b)
Reimburse SRA periodically for reasonable legal fees or other reasonable expenses incurred by SRA in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuits, investigations, claims or other proceedings arising in any manner out of or in connection with any breach of any warranties or representations made by the Company pursuant to this Agreement (including, without limitation, in connection with the enforcement of this Agreement and the indemnification obligations set forth herein); it being understood however that the Company shall have no obligation to reimburse SRA for any such expenses and SRA shall immediately repay any such reimbursements by the Company in the event any losses, claims, damages or liabilities are finally judicially determined to have resulted directly from the gross negligence and willful misconduct of SRA.

The Company agrees that the indemnification and reimbursement commitments set forth in this Agreement shall apply whether or not SRA is a formal party to any lawsuits, arbitrations, claims or other proceedings and that such commitments shall extend upon the terms set forth in this paragraph to any controlling person, affiliate, director, officer, employee or agent of SRA (each, with SRA, an “Indemnified Person”).  In the event an Indemnified Person is made a formal party to a lawsuit, claim or other proceeding arising out of or in connection with any of the services rendered by SRA pursuant to this Agreement, and the Company takes over the defense of such action for an Indemnified Person, the Company further agrees that it will not, without such Indemnified Person’s prior written consent, which consent shall not be unreasonably withheld, enter into any settlement of a lawsuit, claim or other proceeding arising out of or in connection with the Financing unless such settlement includes an express and unconditional release from the party bringing the lawsuit, claim or other proceeding of all Indemnified Persons.  With respect to the immediately preceding sentence, in the event an Indemnified Person reasonably withholds their consent to a settlement, the Indemnified Person shall be responsible for all subsequent costs and expenses arising out of the defense of the Indemnified Person.

The Company further agrees that the Indemnified Persons are entitled to retain separate counsel of their selection in connection with any of the matters in respect of which indemnification, reimbursement or contribution may be sought under this Agreement, provided that, in connection with any one action or proceeding, the Company shall not be responsible for the fees and expenses of more than one separate law firm or individual attorney in any one jurisdiction for all Indemnified Persons.

This Agreement and any claim or dispute of any kind or nature whatsoever arising out of or in any way relating to this Agreement, directly or indirectly, shall be governed by and construed in accordance with the laws of California applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws, principles or rules.  The Company and SRA agree that any claim or dispute arising out of this Agreement shall be resolved in an arbitration conducted in San Francisco, California pursuant to the rules of the Financial Industry Regulatory Authority.

This Agreement, together with Annex A hereto, contains the entire agreement between SRA and the Company with respect to the subject matter of this Agreement, and supersedes any prior understanding or agreement.  The Company and SRA each acknowledge that no representations, inducements, promises or agreements (oral or written), have been made by the Company or SRA, or anyone acting on behalf of the Company or SRA, which are not contained in this Agreement, and any prior agreements, promises, negotiations, or representations with respect to the subject matter of this Agreement (whether written or oral), not expressly set forth in this Agreement, are of no force or effect.  This Agreement may be amended or modified only by writing signed by the parties hereto.

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 4 of 8

Security Research Associates, Inc.

           Please confirm that the foregoing is in accordance with your understanding by signing and returning to us the enclosed copy of this Agreement, which shall become a binding agreement upon our receipt. We are delighted to accept this engagement and look forward to working with you on this assignment.

Very truly yours,

Brian G. Swift, Chairman and CEO

Agreement Confirmed by:

Security Research Associates, Inc. 80 E. Sir Francis Drake Boulevard, Suite 3F Larkspur, CA 94939	Accelerize New Media, Inc. 12121 Wilshire Blvd., Suite 322 Los Angeles, CA 90025

/s/ Brian G. Swift	/s/ Brian Ross
Brian G. Swift Chairman and CEO Date: November 23, 2009	Brian Ross Chief Executive Officer Date: November 23, 2009

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 5 of 8

Security Research Associates, Inc.

Annex A
CONFIDENTIAL
Term Sheet for Private Placement of Accelerize New Media, Inc. Securities

CONFIDENTIAL TERM SHEET

Accelerize New Media, Inc.

(OTCBB: ACLZ.OB)

November 20, 2009

[$2,000,000] of Common Stock and Warrants

Issuer:	Accelerize New Media, Inc. (the “Company”), a Delaware Corporation (OTCBB: ACLZ.OB). The Company’s Common Stock is currently quoted on the OTC Bulletin Board under the symbol “ACLZ.OB”. The closing price of the Company’s Common Stock (the “Common Stock”) on November 20, 2009 was [$0.73] per share.

Capitalization:	The Company’s authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share and 2,000,000 shares of blank check preferred stock, par value $0.001 per share, of which 54,000 shares have been designated Series A Convertible Preferred Stock (the “Series A Preferred”) and 144,000 shares have been designated Series B Convertible Preferred Stock (the “Series B Preferred”). As of November 11, 2009 the Company had an aggregate of 28,737,607 shares of Common Stock issued and outstanding, 54,000 shares of Series A Preferred issued and outstanding, and 118,875 shares of Series B Preferred issued and outstanding.

Purchasers:	Financial institutions and other “accredited investors”.

Offering:	[twelve thousand (12,000)] units (the “Units”), each consisting of [two hundred and fifty (250)] shares of Common Stock, par value $0.001 per share (the “Common Stock”) and a 3-year warrant (the “Warrant”) to purchase up to [two hundred and fifty (250)] shares of Common Stock with an exercise price of [$0.65] per share. The Company will have the right, in its sole discretion, to close the offering at a lower or higher number of Units in the event that the offering is undersubscribed or oversubscribed, respectively.

Price Per Unit:	[$100.00] per Unit.

Minimum Subscription:	[one thousand (1000) Units.]

Registration Rights:	None

Warrant Exercise Price:	[$0.65] per share.

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 6 of 8

Security Research Associates, Inc.

Additional Warrant Terms:	For every [two hundred and fifty (250)] shares of Common Stock issued to a Purchaser in this offering, the Purchaser will receive a Warrant to purchase up to an additional [two hundred and fifty (250)] shares of Common Stock exercisable at a purchase price of $0.65 per share, for a period of three (3) years from the Closing Date. The Warrants will have standard anti-dilution provisions.

The Company reserves the right to call the Warrants, at a redemption price of $.001 per Warrant, commencing on the first trading day after the Common Stock of the Company has traded for ten (10) consecutive trading days at an average closing price at or exceeding [$1.25] per share. Warrant holders will have ten (10) days from the date of such notice to exercise the Warrants, and in the event the Warrants are not exercised, the Company may cancel them, and holders will receive payment of $0.001 per Warrant. In the case holders failed to exercise the Warrants within the said 10-day period, the Company will also have the right to assign the right to exercise the Warrant to another person whether or not such person is an existing shareholder of the Company. Holders will not receive any proceeds in the event such other person exercises the Warrant.

Proceeds:	Assuming [twelve thousand (12,000)] Units are sold, the net proceeds to be received by the Company from the sale of the Units will be [one million two hundred thousand dollars ($1,200,000)] less offering expenses and finder fees. In addition, the Company may receive an additional amount of [one million six hundred and twenty-five thousand dollars ($1,625,000)] from the exercise of the Warrants.

Signing and Closing Date:	Signing of definitive purchase agreements by the Company and the respective Purchasers, and closings with respect thereto is expected to take place between December, 2009 and February, 2010. The final Closing will take place no later than March 15, 2010 or such other date as the Company may determine (the “Closing Date”).

Payment:	The price of [$100.00] per Unit will be payable in full by each Purchaser upon signing the respective Purchase Agreement.

Use of Proceeds:	Net proceeds will be used for research and development, marketing, working capital and general corporate purposes.

Type of Offering:
The shares of Common Stock offered herein, and the shares of Common Stock underlying the Warrants (collectively, the “Securities”) are being offered for sale directly by the Company to the Purchasers.  The Securities are being offered for sale on a private placement basis to the Purchasers as “accredited investors”, exempt from the prospectus and registration requirements of the United States. The Offering shall comply with all applicable securities laws to the satisfaction of the Company, and the Purchasers shall execute and deliver such subscription documents as may be necessary or customary in Regulation D private placements.

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 7 of 8

Security Research Associates, Inc.

The Securities will be issued by the Company at Closing pursuant to a Securities Purchase Agreement (the “Purchase Agreement”) between the Company and each of the Purchasers. The Purchase Agreement will contain certain covenants, representations, warranties and indemnities of the Company for the benefit of the Purchasers of a nature and scope customary in private placements of this type, and certain covenants, representations, warranties and indemnities of the Purchasers for the benefit of the Company of a nature and scope customary in private placements of this type.

Finder Fees:	The Company engaged Securities Research Associates, Inc ("SRA") as non-exclusive placement agent, and will pay SRA fees consisting of (i) eight percent (8%) of the gross proceeds received from investors introduced initially by SRA (the “SRA Investors”), and (ii) issue five (5) year warrants to acquire a number of shares of the Company’s Common Stock equal to eight percent (8%) of the aggregate gross proceeds received from SRA Investors divided by the effective price per share of the Company's Common Stock (on an as-if converted basis in the event of a convertible security) at closing (the “SRA Warrants”). The Company will pay to SRA a non-refundable upfront retainer of $5,000, which will be applied against any future finder fees.

Risk Factors:	The Securities offered hereby are highly speculative and involve a high degree of risk and, therefore, should not be purchased by anyone who cannot afford the loss of their entire investment. Prospective Purchasers should carefully review and consider the risk factors set forth in the Company’s quarterly and annual reports on Form 10-Q and Form 10-K, as filed with the Securities and Exchange Commission, as well as other information contained therein, before subscribing for any of the Securities. In addition, early Purchasers cannot be assured that all or even most of the Units will be sold.

Financial and Other Public Information:	Financial and other public information as filed with the Securities and Exchange Commission will be provided by us upon demand and can also be found under the Company’s name at: www.sec.gov.

75001\0\3

Security Research Associates, Inc. 80 East Sir Francis Drake Blvd., Suite 3F, Larkspur, CA 94939 / Phone: 415-925-0346 / Fax: 415-925-0264

SRA-Accelerize Engagement Letter-Redline.doc	CONFIDENTIAL	Page 8 of 8